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                                                                  EXHIBIT (h)(3)

                          COMPLIANCE SERVICES AGREEMENT

      AGREEMENT effective as of December 1, 2005, between The Coventry Group (the "Company"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS Fund Services Ohio, Inc. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

      WHEREAS, the Company is a registered investment company, and will become subject to the requirements of Rule 38a-1 under the 1940 Act, which requires each registered investment company to adopt policies and procedures that are reasonably designed to prevent it from violating the federal securities laws;

      WHEREAS, BISYS performs certain management and administration services, under a Master Services Agreement between BISYS and the Company dated December 1, 2005 (the "Master Services Agreement"), for certain series of the Company for which Wayne Hummer Asset Management Company acts as investment adviser;

      WHEREAS, BISYS offers compliance services through its ComplianceEDGE program, which may be tailored to create a compliance program for the Company;

      WHEREAS, the Company desires that BISYS provide its Compliance EDGE program services in connection with the institution of a more comprehensive compliance program for the Company;

      WHEREAS, BISYS is willing to perform the services enumerated in this Agreement on the terms and conditions set forth in this Agreement; and

      WHEREAS, BISYS and the Company wish to enter into this Agreement in order to set forth the terms under which BISYS will perform the services enumerated herein on behalf of the Company, and to supplement and clarify certain provisions of the Master Services Agreement.

      NOW, THEREFORE, in consideration of the covenants herein contained, the Company and BISYS hereby agree as follows:

      1. Compliance Services.

      (a) The parties mutually agree to coordinate and cooperate in connection with the creation and implementation of written compliance polices and procedures which, in the aggregate, shall be deemed by the Board of Trustees of the Company (the "Board") to be reasonably designed to prevent the Company from violating the provisions of the Federal securities laws applicable to the Company (the "Applicable Securities Laws"), as required under Rule 38a-1 under the 1940 Act.

      (b) The Company agrees to provide BISYS with copies of its current compliance policies and procedures and furnish (and cause its investment advisers and other service

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providers to furnish) all such additional information as may reasonably relate to the design and implementation of the Fund Compliance Program. Such additional information shall include compliance and related information pertaining to the investment adviser and any other service providers to the Company other than BISYS. BISYS shall review and evaluate all such existing information and coordinate the creation of a written document or documents designed to embody the overall fund compliance program and the oversight of the compliance programs of the service providers to the Company as provided in Rule 38a-1 ("Service Providers"). Drafts shall be prepared by BISYS in consultation with the Company and its counsel and shall be submitted for review and comment. Upon approval by the Board, such documents or documents shall become effective as the fund compliance program required under Rule 38a-1 (as amended from time to time upon the approval of the Board, the "Fund Compliance Program").

      (c) BISYS will provide the following services in relation to the Fund Compliance Program during the term of this Agreement: (i) make an individual acceptable to the Board available to serve as the Company's Chief Compliance Officer to administer the Fund Compliance Program, to the extent provided in
Section 2(a) below; (ii) through the Chief Compliance Officer, develop and implement the written policies and procedures comprising the Fund Compliance Program, as contemplated above and as may be necessary in connection with amendments from time to time; (iii) through the Chief Compliance Officer, prepare and evaluate the results of annual reviews of the compliance policies and procedures of Service Providers; (iv) provide support services to the Chief Compliance Officer of the Company, including support for conducting an annual review of the Fund Compliance Program; (v) through the Chief Compliance Officer and otherwise in support of the Fund Compliance Program, develop standards for reports to the Board by BISYS and other Service Providers; (vi) through the Chief Compliance Officer, develop standards for reports to the Board by the Chief Compliance Officer; and (vii) through the Chief Compliance Officer and otherwise in support of the Fund Compliance Program, prepare or provide documentation for the Board to make findings and conduct reviews pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of Service Providers.

      In connection with the services set forth above in clauses (ii), (iii),
(v),(vi) and (vii) of this Section 1(c), in the event that the Board retains a Chief Compliance officer that is not provided by BISYS, the services in relation to the Chief Compliance Officer shall consist of providing the appropriate level of support to the Chief Compliance Officer to reasonably enable him or her to fulfill the duties set forth therein.

      2. Provision of Chief Compliance Officer

      (a) At the election of the Company, in connection with the compliance services to be rendered by BISYS pursuant to Section 1 above, and subject to the provisions of this Section 2(a) and to Section 2(b) below, BISYS agrees to make available to the Company a person to serve as the Company's chief compliance officer responsible for administering the Fund Compliance Program as provided in paragraph (a)(4) of Rule 38a-1 (the "Chief Compliance Officer"). BISYS' obligation in this regard shall be met by

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providing an appropriately qualified employee or agent of BISYS (or its affiliates) who, in the exercise of his or her duties to the Company, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Company. In the event that the employment relationship or independent contractor agency relationship between BISYS and any person made available by BISYS to serve as Chief Compliance Officer terminates for any reason, BISYS shall have no further responsibility to provide the services of that particular person, and shall have no responsibility whatsoever for the services to the Company or other activities of such person provided or occurring after such termination regardless of whether or not the Board terminates such person as Chief Compliance Officer. In such event, upon the request of the Company, BISYS will employ reasonable good faith efforts to make another person available to serve as the Chief Compliance Officer.

      In connection with BISYS' commitment to make an appropriately qualified person available to serve as Chief Compliance Officer, BISYS shall pay a level of total compensation to such person as is consistent with BISYS' compensation of employees having similar duties, similar seniority, and working at the same or similar geographical location. BISYS shall not be obligated to pay any compensation to a Chief Compliance Officer which exceeds that set forth in the previous sentence.

      The Company will provide copies of the Fund Compliance Program, related policies and procedures, and all other books and records of the Company as the Chief Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Company. The Company shall cooperate with the Chief Compliance Officer and ensure the cooperation of the investment adviser, the custodian and any other Service Providers to the Company, as well as Company counsel, independent Trustee counsel and the Company's independent accountants (collectively, the "Other Providers"), and assist the Chief Compliance Officer and BISYS in preparing, implementing and carrying out the duties of the Chief Compliance Officer under the Fund Compliance Program and Rule 38a-1. In addition, the Company shall provide the Chief Compliance Officer with appropriate access to the executive officers and trustees of the Company, and to representatives of and to any records, files and other documentation prepared by, Service Providers and Other Providers, which are or may be related to the Fund Compliance Program.

      Each party agrees to provide promptly to the other party (and to the Chief Compliance Officer), upon request, copies of other records and documentation relating to the compliance by such party with Applicable Securities Laws (as related to the Fund Compliance Program of the Company), and each party also agrees otherwise to assist the other party (and the Chief Compliance Officer) in complying with the requirements of the Fund Compliance Program and Applicable Securities Laws.

      BISYS agrees to provide the services set forth in Section 1 pertaining to the Fund Compliance Program, whether or not the person serving as Chief Compliance Officer is an employee or agent of BISYS. In the event that the employment relationship or independent contractor agency relationship between BISYS and a person made available by BISYS serving as Chief Compliance Officer terminates for any reason, BISYS shall

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have no further responsibility to make that particular person available, and shall have no responsibility concerning such person's services after the date the Company is notified of such termination. In such event, upon the request of the Company, BISYS will employ reasonable good faith efforts to make another person available to serve as the Chief Compliance Officer.

      (b) It is mutually agreed and acknowledged by the parties that the Chief Compliance Officer will be an executive officer of the Company. The provisions of Section 2(a) are subject to the internal policies of BISYS concerning the activities of its employees and their service as officers of funds (the "BISYS Policies"), a copy of which shall be provided to the Company upon request. The Company's governing documents (including its Declaration of Trust and By-Laws) and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to the Chief Compliance Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Company, except to the extent he or she would otherwise be liable to the Company by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

      The Company shall provide coverage to the Chief Compliance Officer under its directors and officers liability policy that is appropriate to the Chief Compliance Officer's role and title, and consistent with coverage applicable to the other officers holding positions of executive management.

      In appropriate circumstances, the Chief Compliance Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the BISYS Policies, (b) an ongoing pattern of conduct involving the continuous or repeated violation of Applicable Securities Laws, or (c) a material deviation by the Company from the terms of this Agreement governing the services of such Chief Compliance Officer that is not caused by such Chief Compliance Officer or BISYS. In addition, the Chief Compliance Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Company or its Other Providers to make an informed determination regarding any of the matters listed above.

      Each Executive Officer may, and the Company shall, promptly notify BISYS of any issue, matter or event that would be reasonably likely to result in any claim by the Company, one or more Company shareholder(s) or any third party which involves an allegation that any Executive Officer failed to exercise his or her obligations to the Company in a manner consistent with applicable laws.

      Notwithstanding any provision of the Master Services Agreement or any other agreement or instrument that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that BISYS cannot ensure that the Company

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complies with the Applicable Securities Laws, and (b) whenever an employee or agent of BISYS serves as Chief Compliance Officer of the Company, as long as such Chief Compliance Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Company (and would not otherwise be liable to the Company by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Company shall indemnify the Chief Compliance Officer and BISYS and hold the Chief Compliance Officer and BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or related to the service of such employee or agent of BISYS as Chief Compliance Officer of the Company.

      3. Fees and Expenses

      (a) BISYS shall be entitled to receive from the Company the amounts set forth on Schedule A hereto, reflecting the amounts charged by BISYS for the performance of services under this Agreement. The fees hereunder shall be in addition to all fees and expenses charged by BISYS under the Master Services Agreement.

      (b) In addition to paying BISYS the fees set forth in Schedule A, the Company agrees to reimburse BISYS for all of its actual out-of-pocket expenses reasonably incurred in providing services under this Agreement, including but not limited to the following:

                  (i) All out of pocket costs incurred in connection with BISYS' provision of Executive Officers to the Company in connection with compliance services, including travel costs for attending Board meetings, conducting due diligence of Service Providers, and attending training conferences and seminars (plus the costs of training);

                  (ii) If applicable initially or from time to time hereafter, upon the approval of the Company, costs to recruit a Chief Compliance Officer; and

                  (iii) The costs incurred by BISYS in connection with the Fund Compliance Program, including those incurred by or with respect to Other Providers, in providing reports to the Chief Compliance Officer under the Fund Compliance Program.

      (c) All rights of compensation under this Agreement for services performed and for expense reimbursement shall survive the termination of this Agreement.

      4. Information to be Furnished by the Company

      (a) The Company has furnished or shall promptly furnish to BISYS copies of the following, as amended and current as of the date of this Agreement:

            The Fund Compliance Program or the various policies and procedures of the Company that have been adopted through the date hereof which pertain to compliance matters that are required to be covered by the Fund Compliance

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                  Program, including the compliance programs of Service
                  Providers other than BISYS, as necessary under Rule 38a-1 for inclusion in the Fund Compliance Program; and

      (b) The Company shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 4(a) hereof, forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Fund Compliance Program, which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Company first obtains BISYS's approval of such amendments or changes, which approval shall not be withheld unreasonably.

      (c) BISYS may rely on all documents furnished to it by the Company and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Company pursuant to Section 4(a), and shall be entitled to indemnification in accordance with Section 6 below with regard to such reliance.

      The Company represents and warrants that (i) the provision of certain officers of the Company by BISYS, as provided in Section 2 of this Agreement, has been approved by the Board, and (ii) the individual nominated by BISYS as the Company's Chief Compliance Officer has been approved and appointed as an officer of the Company by the Board.

      5. Term and Termination

      (a) The compliance services to be rendered by BISYS under this Agreement (the "Compliance Services") shall commence upon the date of this Agreement and shall continue in effect for one year from the date of this Agreement, unless earlier terminated pursuant to the terms of this Agreement. During such one year term, the Compliance Services may be terminated upon 30 days notice in the event there is "cause," as defined in the Master Services Agreement. Following the one year anniversary of the date of this Agreement, the Compliance Services may be terminated by either party for "cause," as provided above, or by providing the other party with 90 days written notice of termination.

      (b) Notwithstanding anything in this Agreement to the contrary, including but not limited to the provisions of Section 5(a), all of the obligations of BISYS hereunder shall terminate automatically upon any termination of the Master Services Agreement.

      6. Notice

      Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Company, at 3435 Stelzer Road, Columbus, Ohio; Attn: President, ; and if to BISYS, at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at

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such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

      7. Governing Law and Matters Relating to the Company as a Massachusetts Business Trust

      This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act of 1940, as amended, the latter shall control. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Company personally, but shall bind only the company property of the Company. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Company, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the company property of the Company as provided in the Company's Declaration of Trust.

      8. Representations and Warranties

      Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      9. Miscellaneous

      (a) Except as expressly provided in this Agreement, the terms of the Master Services Agreement shall apply to the services rendered under this Agreement and the general provisions thereof shall be used on a residual basis to construe any issues arising under this Agreement that are not addressed by the express terms of this Agreement. Except as provided in this Agreement, the provisions of the Master Services Agreement remain in full force and effect.

      (b) The provisions set forth in this Agreement supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Master Services Agreement.

      (c) No amendment or modification to this Agreement shall be valid unless made in writing and executed by both parties hereto.

      (d) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

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      (e) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

*        *        *        *        *

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                 THE COVENTRY GROUP

                                 By: ___________________________________
                                 Name:
                                 Title:

                                 BISYS FUND SERVICES OHIO, INC.

                                 By: ___________________________________
                                 Name: Fred Naddaff
                                 Title: President

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                                   SCHEDULE A

                        TO COMPLIANCE SERVICES AGREEMENT

                                      FEES

Fees for Compliance Services provided under this Agreement:

            $ 20,000     annual fee

All annual fees set forth above shall be payable in equal monthly installments.

All recurring fees set forth above shall be subject to adjustment annually commencing on the one-year anniversary of the date of this Agreement by the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.

OUT OF POCKET EXPENSES

Out of pocket expenses are not included in the above fees and shall also be paid to BISYS in accordance with the provisions of this Agreement.

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